Exhibit 99.1

EVI Industries Reports Record Results for the Fiscal Fourth Quarter and Fiscal 2026, Including Record Revenue, Gross Profit, and Operating Income

Expanded Commercial Laundry Through Two Acquisitions and Formed Consumer Garment Care Services Division with a Foundational Acquisition

Miami, Florida – September 8, 2026 - EVI Industries, Inc. (NYSE American: EVI) announced today its operating results for the fourth quarter and fiscal year ended June 30, 2026. The Company also provided updates related to its buy-and-build growth strategy, its operational optimization initiatives, and the establishment of its consumer garment care services division.

Fiscal Year 2026 Results (compared to the fiscal year ended June 30, 2025)

■	Revenue increased 15% to a record $446.6 million,
■	Gross Profit increased 19% to a record $140.7 million, or a record 31.5%,
■	Operating Income increased 14% to a record $15.7 million,
■	Net Income increased 3% to $7.7 million,
■	Adjusted EBITDA[1] increased 16% to a record $29.1 million, or 6.5%,
■	Operating cash flow was $20.6 million, and
■	Net debt was $44.2 million at June 30, 2026, substantially unchanged.

Fourth Quarter Results (compared to the quarter ended June 30, 2025)

■	Revenue increased 11% to a record $121.9 million,
■	Gross Profit increased 13% to a record $38.5 million, or 31.6%, an 80-basis point improvement,
■	Operating Income increased 37% to a record $5.6 million,
■	Net Income increased 31% to $2.7 million,
■	Adjusted EBITDA[1] increased 26% to a record $9.1 million, or 7.5%, a 100-basis point improvement,
■	Operating cash flow was $13.4 million, and
■	Net debt declined $11.5 million during the quarter to $44.2 million.

Henry M. Nahmad, EVI’s Chairman and Chief Executive Officer, commented: “Fiscal 2026 was our best year, and the fourth quarter demonstrated meaningful progress toward the operating leverage we believe is achievable across EVI. Since the close of the fiscal year, we also established a new division in consumer garment care services. Our model is consistent across both the commercial laundry division and the consumer garment care division, as we seek to partner with great operators, provide the resources and capabilities to grow their businesses, and continuously improve performance across the broader organization.”

A Durable Business Compounding Growth and Earnings

Demand in the commercial laundry industry has historically been durable and predictable. Laundry is essential to the operations of EVI’s customers: equipment must be serviced and eventually replaced, while service, parts, and consumables are continuously required. Generally, when equipment is replaced, customers are increasingly investing in larger, higher-capacity systems. As those systems grow in size and sophistication, so does the work around them: installations are more complex, service requires greater technical expertise, and parts are more specialized and more costly. The result is that more of the value in each customer relationship rests with the distributor — the party responsible for specifying the right system, installing it correctly, and keeping it running. Larger, more sophisticated systems also generate more service, parts, and consumables work over their operating lives, and EVI believes that its technical expertise, parts availability, and national service network position the Company to earn that work. The scale and reach of that network were evident in the fourth quarter, when EVI completed approximately 30,300 service visits, up approximately 10% sequentially, including visits to approximately 11,600 unique customers. Taken together, these dynamics give EVI a revenue base that is both visible and recurring, and they support the Company’s ability to invest through economic cycles in the people, service capability, and technology that it believes will support increased sales and profitability over time.

1Note regarding adjusted EBITDA:  In connection with its calculation of adjusted EBITDA, other than the customary exclusions of interest, taxes, depreciation, and amortization in calculating EBITDA, the Company’s only adjustment is the amortization of stock-based compensation expense—a non-cash expense reflecting EVI’s belief in long-term employee ownership and its practice of granting equity to align its associates’ interests with those of its shareholders.  The Company excludes this item as management believes the exclusion allows investors to better assess the full earnings potential of the business.  A reconciliation of net income to adjusted EBITDA is provided at the end of this release. See also “Use of Non-GAAP Financial Information” below.

Fiscal 2026 reflects those dynamics: EVI’s growth is compounding in quality as well as scale. Revenue increased 15% to a record $446.6 million, while gross profit grew faster, rising 19% to a record $140.7 million and lifting gross margin to a record 31.5%. Net income increased 3% to $7.7 million and adjusted EBITDA increased 16% to a record $29.1 million. That margin improvement reflects continued growth in the Company’s more durable service, parts, and consumables revenues, which carry higher margins than equipment sales and generally recur regardless of the timing of any single installation, as well as the Company's ownership of a greater portion of its supply chain through its Continental subsidiary.

The Earnings Power of a Larger Revenue Base

Within any given year, however, quarterly results have been shaped more by the timing of deliveries and installations than by any change in customer demand. Both deliveries and installations depend on customer facility readiness and construction schedules, and both can be delayed by events outside of the Company’s control, including adverse weather conditions, as certain projects were in the third quarter of fiscal 2026. The completion of a portion of that deferred activity in the fourth quarter, together with an increased mix of industrial sales during the fourth quarter, contributed to the 21% sequential increase in revenue and to record fourth quarter revenue of $121.9 million. The fourth quarter results also demonstrated the earnings power of a larger revenue base: on 11% revenue growth over the prior fiscal year, fourth quarter net income increased 31% to $2.7 million and adjusted EBITDA increased 26% to a record $9.1 million.

That earnings growth was also the product of years of investment in the Company’s operations. With the core ERP, field service, and other supporting technology platforms substantially deployed, EVI is moving from building capability to using it — standardizing processes, improving productivity, increasing coordination across its businesses, and converting additional revenue into profit more efficiently. Modernization of the Company’s operations is an ongoing program, not a completed project, and management believes EVI’s performance will continue to improve as it advances — producing meaningful and sustained operating leverage over time.

Operating Margins Today — and What Closes the Gap

Against that backdrop, EVI’s objective is to achieve double-digit consolidated operating margins. The Company’s operating businesses are already demonstrating that earnings potential. Net income was $7.7 million and $2.7 million for fiscal 2026 and the fourth quarter of fiscal 2026, respectively. Adjusted EBITDA was $29.1 million and $9.1 million for fiscal 2026 and the fourth quarter of fiscal 2026, respectively. Excluding corporate expenses, which totaled $13.8 million and $3.8 million for fiscal 2026 and the fourth quarter of fiscal 2026, respectively, adjusted EBITDA was $42.9 million, or 9.6% of revenues, for fiscal 2026 and $12.9 million, or 10.6% of revenues, for the fourth quarter of fiscal 2026. The remaining gap principally reflects corporate expenses that support the Company's businesses collectively, including investments in technology, people, acquisitions, and other enterprise capabilities. As EVI grows, management expects those costs to be leveraged across a larger revenue base, while continued operating improvements provide an additional path to margin expansion.

Investing in People, Processes, and Technology

A large component of EVI’s corporate expense is investment in technology, which totaled approximately $3.7 million during fiscal 2026. This is an ongoing program that includes configuring third-party systems, developing and deploying solutions, integrating them across the enterprise, and training the Company’s personnel. The work is directed by experienced internal teams together with outside professionals. The purpose is to put better information in the hands of EVI’s people, so they make better decisions, and to improve the quality and performance of the Company’s operations.

Management views these investments as building the Company’s long-term earnings capacity rather than creating a permanent constraint on margin. Corporate expense largely reflects infrastructure that serves the Company’s businesses collectively rather than costs that scale with revenue. Much of what the technology investments fund is built once and then used across all the Company’s businesses. As sales grow, operations are further refined, and utilization of these technologies deepens across the enterprise, management expects a greater portion of incremental gross profit to flow through to earnings. Given performance at the operating level, management believes a double-digit consolidated operating margin is within the Company’s reach over time.

Buy-and-Build Strategy Drives Continued Expansion

During fiscal 2026, EVI completed two acquisitions, adding ASN Laundry Group in August 2025 and Belenky, Inc. in February 2026 as the 31st and 32nd commercial laundry businesses to join the EVI family. Consistent with EVI’s operating model, acquired businesses generally continue to operate under their established brands with local leadership and decision-making authority, while benefiting from the Company’s capital resources, technology investments, and operating infrastructure. The Company continues to evaluate acquisition and investment opportunities in and around the laundry industry.

Mr. Nahmad commented: “Our success in acquisitions extends beyond financial results; it’s built on people, culture, and trust. We take great pride in how we engage with business owners and their teams, striving to honor their legacies and provide their employees with meaningful opportunities to grow within our organization. We believe that this approach has earned us a reputation as the acquirer of choice in the commercial laundry industry, with owners of target companies excited to become part of a value-driven company with a strong track record, a growth-oriented culture, and a deep commitment to customer satisfaction. We expect that this reputation will continue to open doors and fuel our long-term buy-and-build strategy.”

Building a Second High Growth Division: Consumer Garment Care Services

Following the fiscal year end, on July 20, 2026, EVI announced plans to expand into the consumer garment care services industry through the establishment of a new division and its entry into a definitive agreement to acquire Miami, Florida-based Sudsies, Inc (“Sudsies”). The acquisition of Sudsies closed on September 1, 2026 and marks EVI’s first dedicated expansion beyond the commercial laundry distribution and service industry since the Company began executing its long-term growth strategy in 2016. Sudsies serves as the foundation of EVI’s new consumer garment care division.

Consumer garment care is a multibillion-dollar, essential and highly fragmented market characterized by recurring demand and thousands of independent, often family-owned businesses. EVI believes these characteristics create a compelling opportunity to build a large, highly profitable business of national scale. Sudsies provides EVI with an established foundation from which to pursue that opportunity, serving individual consumers and luxury retail partners with a differentiated emphasis on quality, convenience, and service experience. Over time, EVI intends to combine disciplined acquisitions and organic growth with investment in people, processes and technology to grow the division, improve operating performance, and create a business capable of producing meaningful earnings and cash flow.

Cash Flow, Financial Strength, and Liquidity

EVI generated $20.6 million in operating cash flow during fiscal 2026, including $13.4 million during the fourth quarter, an increase of 35% over the prior-year quarter. Net debt declined $11.5 million during the fourth quarter to $44.2 million as of June 30, 2026, and remained substantially unchanged compared to June 30, 2025 notwithstanding the funding of two acquisitions during the year. The Company believes its cash generation, balance sheet, and liquidity provide the financial flexibility to continue investing in organic growth, technology, acquisitions, and the development of both its commercial laundry and consumer garment care businesses, while returning capital to shareholders through dividends from time to time, recognizing however that acquisitions of greater size may require capital in addition to the Company's existing sources.

Tariff Impacts

EVI continues to monitor tariff developments and their potential impact on operations. In response to higher supplier and OEM costs, the Company has adjusted pricing while collaborating with suppliers on cost mitigation strategies. While trade policy remains uncertain, EVI believes the essential nature of the equipment, parts and services it provides, together with its broad customer base and supplier relationships, positions the Company to manage through changing market conditions.

Looking Ahead

Mr. Nahmad commented: “EVI today rests on a strong foundation: durable end markets, an entrepreneurial and decentralized operating model, deeply invested leadership, consistent cash generation, and a conservatively capitalized balance sheet. That foundation gives our businesses the freedom to think locally, act decisively, and invest for the long term. We believe there is still substantial value to unlock across commercial laundry and that consumer garment care gives us the opportunity to extend our capabilities into a complementary area of the laundry industry with significant long-term potential. We enter fiscal 2027 with greater capability, ample opportunity for growth, and a strong belief about what EVI can achieve.”

Earnings Call and Additional Information

The Company has provided a pre-recorded earnings conference call, including a business update, which can be accessed under “Financial Info” in the “Investors” section of the Company’s website at www.evi-ind.com or by visiting https://ir.evi-ind.com/message-from-the-ceo. For additional information regarding the Company’s results for the fiscal year ended June 30, 2026, please see the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, as filed with the Securities and Exchange Commission on or about the date hereof.

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measure of adjusted EBITDA, which EVI defines as earnings before interest, taxes, depreciation, amortization, and amortization of stock-based compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and amortization of stock-based compensation to net income, as shown in the attached statement of Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Stock-based Compensation. EVI considers adjusted EBITDA to be an important indicator of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. A reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is included in the financial information accompanying this press release. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP.

About EVI Industries

EVI Industries, Inc., through its wholly owned subsidiaries, is a value-added distributor and a provider of advisory and technical services in the commercial laundry distribution and service industry. Through its vast sales organization, the Company provides its commercial laundry distribution and service industry customers, which include retail, commercial, industrial, institutional, and government customers, with planning, designing, and consulting services related to their commercial laundry operations. The Company sells and/or leases commercial laundry equipment, specializing in washing, drying, finishing, material handling, water heating, power generation, and water reuse applications. In support of the suite of products it offers, the Company sells related parts and accessories. Additionally, through the Company’s robust network of commercial laundry technicians, the Company provides its customers with installation, maintenance, and repair services. In addition to its commercial laundry distribution and service business, the Company also provides garment care services to individual consumers and luxury retail partners through the Company’s consumer garment care services division.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “could,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward looking statements. Forward looking statements may relate to, among other things, events, conditions, and trends that may affect the future plans, operations, business, strategies, operating results, financial position and prospects of the Company. Forward looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company, or industry trends and results, to differ materially from the future results, trends, performance or achievements expressed or implied by such forward looking statements. These risks and uncertainties include, among others, those associated with: general economic and business conditions in the United States and other countries where the Company operates or where the Company’s customers and suppliers are located; economic uncertainty, including as it relates to governmental measures such as the imposition of tariffs and their effect on the pricing and demand for, and availability of, the Company’s products, global trading markets, credit markets, industry conditions, economic conditions generally or otherwise on the Company and its business and results, including that a weakening of the U.S. dollar would result in increased costs, which in turn would negatively affect the Company’s operating results; industry conditions and trends; credit market volatility; risks related to supply chain delays and disruptions and their impact on the Company’s business and results, including the Company’s ability to deliver products and services to its customers on a timely basis; risks relating to inflation and other price increases (including due to the imposition of tariffs), and their impact on the Company’s costs and results (including that, if desired, the Company may not be able to successfully increase the price of its products and services to offset such costs, in whole or in part, and that price increases may result in reduced demand for the Company’s products and services); risks related to interest rate increases, including the impact thereof on the cost of the Company’s indebtedness and the Company’s ability to raise capital if deemed necessary or advisable; risks associated with international relations and international hostilities, and the impact thereof on economic conditions; the Company’s ability to implement its business and growth strategies and plans, including changes thereto; risks and uncertainties associated with the Company’s “buy-and-build” growth strategy, including, without limitation, that the Company may not be successful in identifying or consummating acquisitions or other strategic transactions, integration risks, risks related to indebtedness incurred by the Company in connection with the financing of acquisitions and other strategic transactions, dilution experienced by the Company’s existing stockholders as a result of the issuance of shares of the Company’s common stock in connection with acquisitions or other strategic transactions (or for other purposes), risks related to the business, results, operations and prospects of acquired businesses, risks that suppliers of the acquired business may not consent to the transaction or otherwise continue its relationship with the acquired business following the transaction and the impact that the loss of any such supplier may have on the results of the Company and the acquired business, risks that the Company’s goals or expectations with respect to acquisitions and other strategic transactions may not be met, and risks related to the accounting for acquisitions; risks related to the acquisition of Sudsies, including the risk that the contemplated benefits of the acquisition may not be achieved to the extent expected, or at all, including that the addition of Sudsies may not have a positive impact on EVI’s operating results or financial condition, and risks related to the business, results, operations and prospects of Sudsies; risks related to EVI’s new consumer garment care services division, including that EVI’s expansion into the consumer garment care services industry may not be successful, operational risks, risks related to the size of, and opportunity within, the consumer garment care services industry, including its total addressable market, risks related to EVI’s strategy for growing and scaling its consumer garment care services division, including through acquisitions and organic growth initiatives, including risks related to the applicability and success of EVI's buy-and-build strategy in the consumer garment care services industry, and the Company’s ability to realize the anticipated strategic and financial benefits of the division; risks that investments, initiatives and expenses, including, without limitation, investments in acquired businesses and strategic, optimization and technology initiatives (including those described in this press release), and other investments, initiatives and expenses, may not result in the benefits anticipated, including that they may not have a positive impact on the Company’s margins or other results to the extent anticipated or at all, and they may be more costly than anticipated; the Company’s corporate expenses may increase, including in proportion to revenue or otherwise beyond the level anticipated; the impact of measures which the Company may take from time to time in connection with its expansion efforts and pursuit of market share growth, including that they may not be successful and may adversely impact the Company’s gross margin and other financial results; technology changes; competition, including the Company’s ability to compete effectively and the impact that competition may have on the Company and its results, including the prices which the Company may charge for its products and services and on the Company’s profit margins, and competition for qualified employees; risks relating to the Company’s relationships with its principal suppliers and customers, including the impact of the loss of any such relationship; risks related to the Company’s indebtedness; the availability, terms and deployment of debt and equity capital if needed for expansion or otherwise; risks of cybersecurity threats or incidents, including the potential misappropriation or use of assets or confidential information, corruption of data or operational disruptions; and that dividends may not be paid in the future. Reference is also made to the other economic, competitive, governmental, technological and other risks and factors discussed in the Company’s filings with the SEC, including, without limitation, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026. Many of these risks and factors are beyond the Company’s control. Further, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake to, and specifically disclaims any obligation to, update, revise or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.

Condensed Consolidated Results of Operations (in thousands, except per share data)

			Unaudited	Unaudited
	12-Months	12-Months	3-Months	3-Months
	Ended	Ended	Ended	Ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025

Revenues	$446,570	$389,830	$121,873	$109,956
Cost of sales	305,846	271,482	83,392	76,040
Gross profit	140,724	118,348	38,481	33,916
SG&A	125,012	104,580	32,839	29,802
Operating income	15,712	13,768	5,642	4,114
Interest expense, net	3,937	2,743	979	1,026
Income before income taxes	11,775	11,025	4,663	3,088
Provision for income taxes	4,057	3,527	1,915	991
Net income	$7,718	$7,498	$2,748	$2,097

Net earnings per share
Basic	$0.51	$0.50	$0.18	$0.14
Diluted	$0.48	$0.49	$0.17	$0.14

Weighted average shares outstanding
Basic	12,836	12,734	12,868	12,758
Diluted	13,602	13,159	13,387	13,192

EVI Industries, Inc.

Condensed Consolidated Balance Sheets (in thousands, except per share data)

	6/30/2026	6/30/2025
Assets
Current assets
Cash	$6,774	$8,852
Accounts receivable, net	56,797	60,494
Inventories, net	66,271	66,059
Vendor deposits	1,267	1,396
Contract assets	632	289
Other current assets	9,258	8,346
Total current assets	140,999	145,436
Equipment and improvements, net	20,099	17,772
Operating lease assets	10,685	10,751
Intangible assets, net	28,859	30,875
Goodwill	93,934	91,667
Other assets	9,919	10,527
Total assets	$304,495	$307,028

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$47,577	$50,963
Accrued employee expenses	14,511	15,398
Customer deposits	20,094	24,316
Contract liabilities	-	408
Current portion of operating lease liabilities	3,899	3,778
Total current liabilities	86,081	94,863
Deferred income taxes, net	9,081	7,691
Long-term operating lease liabilities	8,190	7,997
Long-term debt	51,000	53,000
Total liabilities	154,352	163,551

Shareholders' equity
Preferred stock, $1.00 par value	-	-
Common stock, $.025 par value	329	325
Additional paid-in capital	116,690	111,219
Treasury stock	(6,699)	(5,155)
Retained earnings	39,823	37,088
Total shareholders' equity	150,143	143,477
Total liabilities and shareholders' equity	$304,495	$307,028

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands)

	For the twelve months ended
	6/30/2026	6/30/2025
Operating activities:
Net income	$7,718	$7,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,109	6,692
Amortization of debt discount	-	54
Provision for expected credit losses	1,102	1,052
Non-cash lease expense	(50)	143
Stock compensation	5,298	4,558
Inventory reserve	303	182
Provision (benefit) for deferred income taxes	1,390	(821)
Other	24	(87)
(Increase) decrease in operating assets:
Accounts receivable	3,080	(11,058)
Inventories	(253)	211
Vendor deposits	138	261
Contract assets	(343)	1,157
Other assets	1,106	(735)
(Decrease) increase in operating liabilities:
Accounts payable and accrued expenses	(1,383)	10,272
Accrued employee expenses	(887)	2,220
Customer deposits	(4,338)	(742)
Contract liabilities	(408)	408
Net cash provided by operating activities	20,606	21,265

Investing activities:
Capital expenditures	(7,152)	(4,861)
Cash paid for acquisitions, net of cash acquired	(7,182)	(46,925)
Net cash used by investing activities	(14,334)	(51,786)

Financing activities:
Dividends paid	(4,983)	(4,593)
Proceeds from borrowings	83,000	106,000
Debt repayments	(85,000)	(66,000)
Repurchases of common stock in satisfaction of employee tax withholding obligations	(1,544)	(716)
Issuances of common stock under employee stock purchase plan	177	124
Net cash (used) provided by financing activities	(8,350)	34,815
Net (decrease) increase in cash	(2,078)	4,294
Cash at beginning of period	8,852	4,558
Cash at end of period	$6,774	$8,852

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands)

	For the twelve months ended
	6/30/2026	6/30/2025
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$3,866	$2,500
Cash paid during the period for income taxes	$4,630	$2,976

Supplemental disclosures of non-cash investing activities:
Amounts owed to sellers in connection with acquisitions	$676	$4,181

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.

Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Stock-based Compensation (in thousands)

			Unaudited	Unaudited
	12-Months	12-Months	3-Months	3-Months
	Ended	Ended	Ended	Ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025

Net income	$7,718	$7,498	$2,748	$2,097
Provision for income taxes	4,057	3,527	1,915	991
Interest expense, net	3,937	2,743	979	1,026
Depreciation and amortization	8,109	6,692	2,119	1,958
Amortization of stock-based compensation	5,298	4,558	1,335	1,130
Adjusted EBITDA	$29,119	$25,018	$9,096	$7,202

EVI Industries, Inc.

4500 Biscayne Blvd., Suite 340

Miami, Florida 33137

(305) 402-9300

Henry M. Nahmad

Chairman and CEO

(305) 402-9300

Craig Ettelman

Director of Finance and Investor Relations

(305) 402-9300

info@evi-ind.com